Exhibit 4.53

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is entered into among the following parties in Hangzhou as of November 2, 2023:

Party A:Hangzhou NetEase Cloud Music Technology Co., Ltd.

Address:Room 1201, Block A, Hangzhou International Expo Center, No. 353 Benjing Avenue, Qianjiang Century City, Xiaoshan District, Hangzhou, Zhejiang

Party B:Hangzhou Yuedu Technology Co., Ltd.

Address:Room 1202, Block A, Hangzhou International Expo Center, No. 353 Benjing Avenue, Qianjiang Century City, Ningwei Street, Xiaoshan District, Hangzhou, Zhejiang

Party C:William Lei Ding, whose ID number is

Party D:Wei Li, whose ID number is

In this Agreement, Party A, Party B, Party C and Party D are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”);
2.	Party B is a limited liability company duly incorporated and validly existing under PRC law, which is registered in Hangzhou, Zhejiang to carry out the business;
3.	Party C and Party D are shareholders of Party B, in which Party C owns 99% and Party D owns 1% of the equity interest;
4.	Party A has established a business relationship with Party B by entering into a Cooperation Agreement (the “Cooperation Agreement”) and other agreements on the same date of this Agreement;
5.

Pursuant to the above-mentioned agreements between Party A and Party B, Party B shall pay certain sums of money to Party A. The daily operations of Party B will have a material effect on Party B’s ability to pay such account payable to Party A;

NOW, THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1.

Party A agrees, subject to the satisfaction of the relevant provisions herein by Party B and subject to the other provisions in this Agreement, to be the guarantor of Party B in the contracts, agreements or transactions entered into between Party B and any third party in connection with Party B’s business and operations, to provide full guarantees for the performance of such contracts, agreements or transactions by Party B. As counter-guarantee, Party B agrees to pledge the accounts receivable in its operations and all of its assets to Party A. According to the aforesaid guarantee arrangement, Party A, when necessary, is willing to enter into written guarantee contracts with Party B’s counterparties to assume the guarantor’s liabilities. Party B, Party C and Party D shall take all necessary actions (including, but not limited to, executing the relevant documents and filing the relevant registrations) to carry out the counter-guarantee arrangement with Party A.

2.

In consideration of the requirements of Article 1 hereof and to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholders Party C and Party D, hereby jointly agree that, without Party A’s prior written consent, Party B shall not engage in any transaction that may materially affect its assets, liabilities, rights or operations (except that Party B may, in the ordinary course of its business, enter into business contracts or agreements, sell or purchase assets and create liens in favor of relevant counter parties as required by law), including, but not limited to, the following:

2.1	To declare any dividend or distribution to any shareholder;
2.2	To borrow money from any third party or assume any debt;
2.3	To sell to or acquire from any third party any asset or rights, including, but not limited to, any intellectual property rights;
2.4	To provide a guarantee for any third party using its assets or intellectual property rights as collateral;
2.5	To assign to any third party its business contracts;
2.6	To engage in any activity beyond its normal business scope;
2.7	To change or dismiss any of its directors or remove and replace any of its officers;
2.8	To amend its articles of association or change its business scope;
2.9	To change its normal business procedures or amend any of its important rules and regulations; or
2.10	To transfer its rights and obligations under this Agreement to any third party.
3.

In order to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholders Party C and Party D, hereby jointly agree to accept and comply in all respects with advice and guidance provided by Party A from time to time relating to its corporate policies on matters such as employment and dismissal of employees, daily operations and management, and financial management.

4.

Party B, together with its shareholders Party C and Party D, hereby jointly agree that Party C and Party D shall appoint candidates recommended by Party A as directors of Party B, and Party B shall appoint Party A’s senior executive officers recommended by Party A as its president, chief financial officer and other senior executive officers. If any of the above-mentioned senior executive officers of Party A leaves Party A, whether voluntarily or as a result of dismissal by Party A, he shall also lose his right to hold any position at Party B, and Party B shall appoint other senior executive officers of Party A recommended by Party A to fill such a position. The persons recommended by Party A in accordance with this Article 4 shall comply with the legal requirements regarding the qualifications of directors, presidents, chief financial officers, and other senior executive officers. If there is any potential conflict of interest between Party A and Party B, especially if Party B’s shareholders are directors, senior managers and other positions of Party A and/or its affiliates, Party B will give priority to protect and will not damage the interests of Party A and its affiliates.

5.

Party B, together with its shareholders Party C and Party D, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the right, but not the obligation, to provide the appropriate guarantee to Party B at Party A’s sole discretion. If Party A decides not to provide such a guarantee, Party A shall immediately issue a written notice to Party B and Party B may seek a guarantee from third parties.

6.

In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right, but not the obligation, to terminate all agreements between Party A and Party B including, but not limited to, the Cooperation Agreement.

7.

Any amendment or supplement to this Agreement shall be made in writing. The amendment or supplement duly executed by all Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.

Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

9.

Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A. Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as Party A sees fit, in which case Party A only needs to give a written notice to Party B and no further consent of Party B is required.

10.

All Parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each Party shall keep confidential all such materials and not disclose any such materials to any third Party without the prior written consent from the other Parties except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving Party); (b) any materials as required to be disclosed by the applicable laws or rules of any stock exchange or governmental entity; and (c) any materials disclosed by each Party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 10. Any disclosure of confidential information by the personnel of any Party or by the institutions engaged by such Party shall be deemed as a disclosure by such Party, and such Party shall be liable for the breach under this Agreement. Both Parties agree that this Article 10 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.

11.	The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.
12.

Any dispute arising under or in connection with this Agreement shall be settled by the parties through negotiation. If the parties fail to reach an agreement within 30 days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing by three arbitrators in accordance with its arbitration rules in force at that time. The party initiating the arbitration and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by China International Economic and Trade Arbitration Commission. If there are more than two persons (natural person or legal person) of the party initiating arbitration or the respondent, one arbitrator shall be appointed by the two persons through written consensus. The arbitration award is final and binding on all parties to the dispute. During the dispute settlement period, except for the matters in dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

13.

The Parties hereby specifically acknowledge and undertake that, subject to the provisions of the PRC law, the arbitrators have the right to make appropriate awards according to the actual situation, so as to give Party A appropriate legal remedies, including but not limited to restricting the Party B’s business operation, restricting and / or disposing Party B’s equities or assets (including land assets) (including but not limited to taking them as compensation), or forbidding transfer or dispose, or taking other relevant remedies, or ordering the winding up of Party B. The Parties shall perform such awards.

14.

Subject to the provisions of the PRC law, as property preservation or enforcement measures, at the request of one party to the dispute, the court with jurisdiction has the right to make an award or judgment before the formation of the arbitration tribunal or under other appropriate circumstances permitted by law, and to grant interim remedies to the party to the dispute, such as an award or judgment on detaining or freezing the properties or equities of the defaulting party. Such rights of one party to the dispute and the award or judgment made by the court in this regard shall not affect the validity of the above arbitration clause agreed by all Parties.

15.	After the arbitration award comes into effect, either Party has the right to apply to the court with jurisdiction for enforcement of the arbitration award.
16.

The Parties agree that: the courts in (i) the Hong Kong Special Administrative Region; (ii) the registered place of Cloud Music Inc.; (iii) the registered place of Party B; and (iv) the place where main assets of Cloud Music Inc. or Party B are located shall be deemed to have jurisdiction for the purpose of this article.

17.	This Agreement shall be executed by a duly authorized representative of each Party and become effective as of the date first written above.
18.

Notwithstanding Article 17 hereof, once effective, this Agreement shall constitute the entire agreement of the Parties hereto with respect to the subject matters hereof and supersede all prior oral and/or written agreements and understandings by the Parties with respect to the subject matters hereof.

19.

The term of this Agreement is twenty (20) years unless terminated earlier in accordance with the provisions of this Agreement or related agreements entered into by the Parties. This Agreement may be extended only with the written consent of Party A before its expiration. The term of the extension shall be decided by the Parties through negotiation. If the duration of operation (including any extension thereof) of Party A or Party B is expired or terminated for other reasons within the aforesaid term of this Agreement, this Agreement shall be terminated simultaneously, unless such Party has already assigned its rights and obligations hereunder in accordance with Article 9 hereof.

20.

This Agreement will terminate on the expiration date unless it is renewed in accordance with the relevant provision herein. During the term of this Agreement, Party B shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.

[Signature page follows]

IN WITNESS THEREOF, each Party hereto has caused this Agreement to be duly executed by himself/herself or a duly authorized representative on its behalf as of the date first written above.

Party A: Hangzhou NetEase Cloud Music Technology Co., Ltd.

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Seal:	/s/ Company seal is affixed

Authorized Representative:	/s/ Wei Li

Party B: Hangzhou Yuedu Technology Co., Ltd.

Seal:	/s/ Company seal is affixed

Authorized Representative:	/s/ Wei Li

Party C: William Lei Ding

Signature:	/s/ William Lei Ding

Party D: Wei Li

Signature:	/s/ Wei Li